Exhibit 10.1

Endo, Inc.

9 Great Valley Parkway

Malvern, PA 19355

January 6, 2025

Scott Hirsch

Hirsch.Scott@endo.com

Re: Continued Employment as Interim Chief Executive Officer

Dear Scott:

Reference is made to that certain letter between you and the Company dated August 26, 2024 (the “Employment Letter”). Capitalized terms not defined in this letter (the “Amendment”) have the meanings ascribed to them in the Employment Letter. This Amendment reflects our mutual agreement to amend the Employment Letter as follows:

Section 3 of the Employment Letter is hereby deleted in its entirety and replaced with the following:

3.  Term. Your employment will commence on the Effective Date and the Company expects to continue to employ you until August 15, 2025. You will serve as Interim CEO until the earlier of (i) August 15, 2025, and (ii) such time when a permanent Chief Executive Officer commences employment with the Company; provided that if a permanent Chief Executive Officer commences employment with the Company before August 15, 2025, you will continue to be employed with the Company in the role of Advisor to the Chief Executive Officer until August 15, 2025, during which time you will continue to receive your base compensation pursuant to Section 4.a. hereof. The duration of your employment with the Company in any role hereunder (including as Interim CEO and as Advisor to the Chief Executive Officer) is referred to herein as the “Term.” Notwithstanding anything herein to the contrary, your employment is considered “at will,” and thus may be terminated by you or the Company at any time with or without cause; provided that both you and the Company agree to give 30 days’ advance written notice of the termination of your employment; provided, further, that: (i) if the Company terminates your employment before August 15, 2025 without Cause (as defined below) (and not as a result of your death or disability) or (ii) if you resign from your employment while you are serving as Advisor to the Chief Executive Officer in order to commence a new role at another company, and provided in either case that you sign and do not revoke a general release of claims in a form to be provided by the Company, you will receive a lump sum payment equal to the amount of base salary that you would have received after your termination date had you remained employed through August 15, 2025.

“Cause” means your: (i) indictment, conviction or plea of no contest to (A) a felony or (B) any other crime involving moral turpitude, (ii) commission of an act of embezzlement, misappropriation fraud or theft against the Company or any of its affiliates or their respective assets, (iii) continued failure to substantially perform your duties and responsibilities for the Company and its affiliates, (iv) engagement in misconduct that has caused, or, is reasonably likely to cause, material harm (financial or otherwise) to the Company or any of its affiliates, including, without limitation (A) the unauthorized disclosure of material trade secret or confidential information of the Company or any of its affiliates, (B) the debarment of the Company or any of its affiliates by the U.S. Food and Drug Administration or any successor agency (the “FDA”) or any non-U.S. equivalent, or the debarment, suspension or other exclusion of the Company or any of its affiliates by any other governmental authority, or (C) the revocation, suspension or denial of any registration, license, or other governmental authorization of the Company or any of its affiliates, including any registration of the Company or any of its affiliates with the U.S. Drug Enforcement Administration or any successor agency (the “DEA”) and any registration or marketing authorization of the FDA or any non-U.S. equivalent; (v) debarment by the FDA or DEA or debarment, suspension or other exclusion by any other governmental authority; (vi) material breach of a written Company policy, including any policy related to sexual or other types of harassment or abusive conduct, which breach is injurious to the Company; or (vii) making, or being found to have made, knowingly or with reckless disregard, a certification relating to the Company’s financial statements or public filings that is false; provided, however, that other than with respect to clauses (ii), (v) and (vi), Cause shall only exist if (x) the Company delivers a written notice to you which specifically identifies the conduct, events or circumstances that may provide grounds for Cause within ninety (90) calendar days of the Company’ s actual knowledge of such conduct, events or circumstances and (y) you fail to cure such conduct, events or circumstances with the thirty (30) day period following your receipt of such notice.

Pursuant to Section 4.a. of the Employment Letter, effective January 1, 2025, your base compensation rate increased to $750,000.00 per month.

Except as amended hereby, the Employment Letter shall remain in effect in accordance with its terms. Please indicate your agreement with this amendment by countersigning this agreement below.

Sincerely,

/s/ Paul Herendeen
Paul Herendeen
Chairman of the Board of Directors

Acknowledged and agreed:

/s/ Scott Hirsch Scott Hirsch

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